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              U.S. TRANSPORTATION SYSTEMS, INC. AND SUBSIDIARIES
                                  EXHIBIT 11
                          EARNING/(LOSS) PER SHARE


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                                                                              YEARS ENDED DECEMBER 31,
                                                                          ------------------------------
                                                                             1996                1995
                                                                          -----------         ----------
Average Shares Outstanding Disregarding Outstanding Stock Warrants
  and Options . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     4,036,930          1,740,649

Effect of Stock Warrants and Options Based on the Treasury Stock
  Method Modified for the 20% Test Using the Average Market Price
  Which Approximates Year End Price . . . . . . . . . . . . . . . . . .       262,517             39,933
                                                                          -----------         ----------

    SHARES OUTSTANDING. . . . . . . . . . . . . . . . . . . . . . . . .     4,299,447          1,780,582
                                                                          -----------         ----------
                                                                          -----------         ----------

    INCOME (LOSS) FROM CONTINUING OPERATIONS AS
      ADJUSTED FOR MODIFIED TREASURY STOCK METHOD . . . . . . . . . . .   $(4,008,564)        $  969,542
                                                                          -----------         ----------
                                                                          -----------         ----------

    INCOME (LOSS) PER SHARE FROM CONTINUING OPERATIONS. . . . . . . . .         (0.93)              0.54

    LOSS PER SHARE FROM DISCONTINUED OPERATIONS . . . . . . . . . . . .         (0.62)              0.02
                                                                          -----------         ----------

    NET INCOME (LOSS) PER SHARE . . . . . . . . . . . . . . . . . . . .   $     (1.55)        $     0.52
                                                                          -----------         ----------
                                                                          -----------         ----------


    This computation is submitted in accordance with Regulation S-B, Item 601(b)(11) although it is contrary to paragraph 40 of APB Opinion No. 15, Earnings per Share, in that its result is anti-dilutive in 1996.
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